Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS ANNOUNCES AWARD OF STOCK OPTIONS AND RESTRICTED STOCK TO NEWLY APPOINTED CHAIRMAN AND CEO

CHARLOTTE, N.C. (July 1, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint” or the “Company”) announced today that David L. Hauser, the Company’s newly appointed chairman and chief executive officer, has been awarded options to purchase 1,600,000 shares of the Company’s common stock and 523,810 restricted shares of the Company’s common stock, pursuant to an employment agreement between Hauser and the Company (the “Employment Agreement”).  The stock options were granted at an exercise price of $0.95 and will vest in three annual installments, beginning on July 1, 2010.  The restricted stock will vest on July 1, 2012.  The vesting of the stock options and the restricted stock is contingent upon Hauser’s continued employment with the Company.

The number of shares subject to the stock options and the option exercise price of the stock options will be adjusted, and additional shares of restricted stock will be awarded, as necessary to preserve the value of the stock options and the restricted stock awarded on July 1, 2009 if, prior to December 31, 2010, the Company completes a restructuring of its indebtedness.

In addition, Hauser will receive $1,750,000 in restricted stock on each of July 1, 2010 and July 1, 2011, using the average closing prices of the Company’s common stock during the thirty calendar days immediately preceding each award date to determine the number of shares awarded (with both awards vesting on July 1, 2012), and will also receive performance units for performance periods beginning on July 1, 2009 and ending on December 31, 2010 and December 31, 2011, respectively. The performance units will be earned and paid in shares of the Company’s common stock, based on the Company’s performance during the performance periods, with a target amount of 200 percent of base salary and a maximum of 400 percent of base salary.  The Employment Agreement provides for an annual base salary of $800,000.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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